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                                                                   Exhibit 10(b)


     AMENDMENT NO. 5 TO THE ALLEN TELECOM INC. KEY EMPLOYEE SEVERANCE POLICY


         Allen Telecom Inc., formerly known as The Allen Group Inc. (the "Company"), by action of the Board of Directors of the Company on February 24, 2000, adopted this Amendment No. 5 to the Allen Telecom Inc. Key Employee Severance Policy (the "Policy"), effective as of February 24, 2000:

         The second sentence of the first paragraph of the Policy is hereby amended and restated in its entirety to read as follows:

                  "For purposes of this Policy, a key employee shall be (a) any employee of the Company who at any time prior to February 24, 2000 held stock options granted under the Company's 1982 Stock Plan, 1992 Stock Plan or any successor plan thereto, or (b) any employee of the Company who is designated by the Management Compensation Committee of the Board of Directors of the Company, except as to any employee who is (i) an employee of one of the Company's foreign subsidiaries, (ii) an employee covered by an employment or severance agreement with the Company or, (iii) an employee of the Company or one of its domestic subsidiaries, eligible to receive severance under the laws or general business practices of any foreign country."